As filed with the Securities and Exchange Commission on December 16, 2002
                                                     Registration No. 333-100193
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                             ----------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------


                             SMARTSERV ONLINE, INC.
                    -----------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                                              13-3750708
------------------------------                              --------------------
(State or other Jurisdiction of                               (I.R.S. Employer
Incorporation or Organization)                               Identification No.)

                                ONE STATION PLACE
                               STAMFORD, CT 06902
                                 (203) 353-5950

               (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)


                           RICHARD D. KERSCHNER, ESQ.
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                             SMARTSERV ONLINE, INC.
                                ONE STATION PLACE
                               STAMFORD, CT 06902
                                 (203) 353-5950

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                    Copy to:

                              MICHAEL J. SHEF, ESQ.
                      JENKENS & GILCHRIST PARKER CHAPIN LLP
                              THE CHRYSLER BUILDING
                              405 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10174
                          TELEPHONE NO.: (212) 704-6000
                          FACSIMILE NO.: (212) 704-6288




     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



                                      CALCULATION OF REGISTRATION FEE
=============================================================================================================

                    AMOUNT PROPOSED MAXIMUM PROPOSED MAXIMUM
        TITLE OF EACH CLASS                TO BE          OFFERING PRICE         AGGREGATE            AMOUNT OF
  OF SECURITIES TO BE REGISTERED       REGISTERED (1)        PER SHARE        OFFERING PRICE      REGISTRATION FEE
------------------------------------  -----------------  ------------------  ------------------  --------------------
Common Stock, $.01 par value per
share, issuable upon exercise of
warrants                                   50,000             $1.166              $58,300             $5.36(2)
------------------------------------  -----------------  ------------------  ------------------  --------------------
Common Stock, $.01 par value per
share, issuable upon exercise of
warrants                                 2,325,361             $.85             $1,976,557           $181.84(2)
------------------------------------  -----------------  ------------------  ------------------  --------------------
Common Stock, $.01 par value per
share, issuable upon exercise of
warrants                                  250,000              $1.28             $320,000             $29.44(2)
------------------------------------  -----------------  ------------------  ------------------  --------------------
Common Stock, $.01 par value per
share                                    3,884,209             $1.42(3)          $5,515,577          $507.43(2)
------------------------------------  -----------------  ------------------  ------------------  --------------------
Common Stock, $.01 par value per
share, issuable upon exercise of
warrants                                   54,795              $.85               $46,576               $4.28
------------------------------------  -----------------  ------------------  ------------------  --------------------
Common Stock, $.01 par value per
share, issuable upon exercise of
warrants                                   7,500               $1.75              $13,125               $1.21
------------------------------------  -----------------  ------------------  ------------------  --------------------
Common Stock, $.01 par value per
share                                     450,824              $1.49(4)          $671,728              $61.80
====================================  =================  ==================  ==================  ====================

(1) Pursuant to Rule 416(b), there shall be deemed covered hereby all additional securities resulting from antidilution adjustments.
(2)  Previously paid.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933; based on the average of the closing bid and asked price reported on the Nasdaq SmallCap Market on September 24, 2002.
(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933; based on the average of the closing bid and asked price reported on the Nasdaq SmallCap Market on December 11, 2002.



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 16, 2002


The information in this prospectus is not complete and may be changed. We have filed a registration statement relating to these securities with the Securities and Exchange Commission. The selling stockholders may not sell these securities nor may they accept offers to buy these securities prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.


PROSPECTUS

                             SMARTSERV ONLINE, INC.


                        7,022,689 SHARES OF COMMON STOCK

     o The selling stockholders are offering to sell 7,022,689 shares of common stock of which 2,687,656 shares are issuable upon exercise of warrants.

     o    We will not receive any proceeds from the offering of common stock.

     o Our common stock is traded and quoted on the Nasdaq SmallCap Market under the symbol "SSOL." On December 11, 2002, the last reported bid price of our common stock was $1.44 and the last reported asked price was $1.54.



The address and telephone number of SmartServ's principal executive offices are:

                                One Station Place
                               Stamford, CT 06902
                                 (203) 353-5950



SmartServ is also registering 129,990 shares of common stock issuable to certain investors upon the exercise of warrants on a separate Registration Statement on Form S-3 (333-100417). The concurrent registration of the 129,990 shares of common stock issuable upon exercise of warrants should not affect the shares registered pursuant to this prospectus.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------


                The date of this Prospectus is December ___, 2002

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


Summary of Prospectus..........................................................3
Risk Factors...................................................................4
Special Information About Forward Looking Statements...........................9
The Company...................................................................10
Recent Developments...........................................................10
Use of Proceeds...............................................................10
Selling Stockholders..........................................................11
Plan of Distribution..........................................................14
Indemnification of Directors and Officers.....................................15
Where You Can Find More Information About Us..................................16
Legal Matters.................................................................17
Experts.......................................................................18

                              SUMMARY OF PROSPECTUS


You  should  read  the  following   summary  together  with  the  more  detailed
information contained in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before buying shares of our common stock. You should read the entire prospectus and any documents incorporated by reference carefully before purchasing SmartServ common stock.

SUMMARY OF THE COMPANY

     SmartServ commenced operations on August 20, 1993, and had its initial public offering on March 21, 1996. We offer wireless applications, development, and hosting services that allow enterprises, wireless carriers and financial services firms to deliver content to their work forces and customers. Our products deliver proprietary information, as well as delayed and real-time financial market data, business and financial news, national weather reports and other business and entertainment information in a user-friendly manner.

     We deliver mobile data solutions designed to generate additional revenue, increase operating efficiency, and extend brand awareness for wireless carriers, enterprises and content providers. We offer standard and custom-built applications designed for a vast array of wireless platforms and devices. Our applications can be delivered via Java(TM) 2 Platform, Micro Edition (J2ME(TM)), QUALCOMM's Binary Runtime Environment for Wireless(TM) (BREW(TM)) architecture, WAP and SMS, as well as RIM Blackberry and Pocket PC devices.

     Our plan of operation focuses on licensing our applications and related services to wireless carriers and financial services firms. For wireless carriers, we deliver data and branded content that can increase wireless data revenue and customer retention. For financial services firms, we offer solutions that can increase productivity and customer retention through the mobile delivery of proprietary data, as well as market data and other useful content. Management believes that SmartServ's primary source of revenues will be derived from revenue-share licensing contracts with its wireless carrier and financial services customers.

     Due to the substantial expenses and negative cash flows from operations that we have incurred, our auditors, in their report contained in our December 31, 2001 financial statements, have indicated that there is substantial doubt about our ability to continue as a going concern. Although the Company's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business, unless we are able to increase revenue and raise additional capital from investors, we may not be able to support our operations for an extended period of time.

SELECTED FINANCIAL DATA

     The selected financial data presented below have been derived from and should be read in conjunction with the financial statements of the Company incorporated by reference herein (See "Where you can find more information about us" on page 16).

   (In thousands)          Nine Months Ended           Year Ended          Six Months
                             September 30,            December 31,     Ended December 31,       Year Ended June 30,
---------------------------------------------------------------------- ---------------------------------------------------
                          2002            2001             2001               2000              2000            1999
                     --------------   ------------   --------------     --------------     ------------    -------------
                              (unaudited)
Revenue              $          146   $      3,273   $        3,298     $        2,232     $      3,696    $       1,444
Net Income (Loss)    $       (4,833)  $    (10,354)  $      (14,820)    $        2,938     $    (30,994)   $      (7,124)
Accumulated Deficit  $  (69,655,266)  $  (60,356,051)$  (64,821,833)    $  (50,001,973)    $  (52,939,564) $  (21,946,005)



                                  RISK FACTORS

BEFORE YOU BUY SHARES OF OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS ASSOCIATED WITH THE PURCHASE OF OUR COMMON STOCK. YOU SHOULD
CONSIDER CAREFULLY THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS AND ALL DOCUMENTS INCORPORATED BY REFERENCE, BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING THE DOCUMENTS WE INCORPORATE BY REFERENCE UNDER "WHERE YOU CAN FIND MORE INFORMATION ABOUT US".

WE HAVE A HISTORY OF LOSSES AND IF WE DO NOT ACHIEVE PROFITABILITY WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS


SmartServ has, since its inception, incurred substantial recurring operating losses, including a net loss of $4,833,433 for the nine month period ended September 30, 2002, a net loss of $14,819,860 for the year ended December 31, 2001, and net losses of $30,993,559 and $7,124,126 for the years ended June 30, 2000 and 1999, respectively. Additionally, we had an accumulated deficit of $69,655,266 at September 30, 2002. We have incurred substantial expenses and commitments and continue to have negative cash flows from operations. We currently use approximately $675,000 per month to sustain our operations. We can give no assurance that we will be able to generate sufficient revenues or raise additional capital on satisfactory terms to support our operations.

OUR AUDITORS HAVE INDICATED THAT THERE IS SUBSTANTIAL DOUBT ABOUT SMARTSERV'S ABILITY TO CONTINUE AS A GOING CONCERN

Due to the substantial expenses and negative cash flows from operations that we have incurred, our auditors, in their report contained in our December 31, 2001 financial statements, have indicated that there is substantial doubt about our ability to continue as a going concern. Although SmartServ's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business, unless we are able to increase revenue, raise substantial capital from investors, or both, we may not be able to support our operations for an extended period of time. Our financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties. The conditions cited by our auditors may adversely affect the willingness of potential clients and investors to do business with or invest in us.


WE MAY BE DELISTED FROM THE NASDAQ SMALLCAP MARKET, WHICH COULD ADVERSELY AFFECT THE LIQUIDITY AND VOLATILITY OF OUR COMMON STOCK


We were recently moved from the Nasdaq National Market to the Nasdaq SmallCap Market. While we currently satisfy the Nasdaq SmallCap listing requirements, we cannot guarantee that we will be successful in remaining listed on the Nasdaq SmallCap Market. Delisting from the Nasdaq SmallCap Market could require us to move our common stock to the OTC Bulletin Board. The move to the OTC Bulletin Board would decrease the number of investors willing to trade in our common stock, and therefore could decrease the liquidity and trading volume of our common stock and reduce the number of market makers willing to trade in our stock, making it likely that wider fluctuations in the quoted price of our common stock would occur. As a result, there is a risk that stockholders will not be able to obtain price quotes that reflect the actual value of our common stock. Increases in the volatility of our common stock due to the decreased number of individuals willing to trade in it could also make it more difficult to pledge the common stock as collateral, if stockholders sought to do so, because a lender might be unable to accurately value the common stock.

If we are delisted from the SmallCap market, we may become subject to the SEC's penny stock rules. Penny stocks are securities with a price of less than $5.00 per share, other than securities that are registered on certain national securities exchanges, that are quoted on Nasdaq or that meet certain conditions. The penny stock rules require delivery, by a broker-dealer prior to any transaction in a penny stock, of a disclosure schedule about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. The rules also require that broker-dealers send monthly statements disclosing recent price information for each penny stock held in the account and information on the limited market in penny stocks. Because of the burden placed on broker-dealers to comply with the penny stock rules, if we are delisted from Nasdaq and become subject to the penny stock rules, stockholders may have difficulty selling our common stock in the open market.

IN THE PAST WE GENERATED REVENUES PRIMARILY FROM ONE LICENSING AGREEMENT THAT HAS BEEN TERMINATED

Our revenues in the last two years were generated primarily from a licensing agreement with Data Transmission Network Corporation. The licensing agreement terminated on August 31, 2001. Since that time we have been unable to replace the revenues lost by the termination of the agreement with Data Transmission Network Corporation. Our revenues have declined from $3,273,000 in the nine months ended September 30, 2001 to $146,500 in the nine months ended September 30, 2002. In order for SmartServ's financial condition to improve, we will need to enter into new licensing agreements to replace the lost revenues and existing agreements will have to produce greater revenues. We can give no assurance that our current or future license agreements will generate sufficient revenues to support our operations.

SUBSTANTIALLY ALL OF OUR CURRENT REVENUE COMES FROM ONE CUSTOMER, AND THE LOSS OF SUCH CUSTOMER WOULD ADVERSELY AFFECT OUR REVENUES

Currently, substantially all of our revenues are generated through our licensing arrangement with one customer. If the licensing agreement with this one customer were terminated, our revenues would be adversely affected. We anticipate that, in the future, our results from operations will depend upon numerous factors including the introduction and market acceptance of new products and services, execution of new licensing agreements, establishing alliances with strategic marketing partners, competition and the regulatory environment. We anticipate that our results from operations for the immediate future will continue to depend to a significant extent upon revenues from a small number of customers. In order to increase our revenues, we will need to attract and retain additional customers. Our failure to obtain a sufficient number of additional customers would adversely affect our results of operations.

OUR BUSINESS DEPENDS UPON REVENUE-SHARE AGREEMENTS WITH CARRIERS AND ENTERPRISE CUSTOMERS AND SUCH REVENUES MAY NOT MATERIALIZE

We intend to sell our products and services primarily by entering into non-exclusive agreements with carriers and enterprise customers who would promote such products and services to their subscribers, employees and clients. Our success will depend on:

     o our ability to continue to enter into these agreements with carriers and enterprise customers;


     o    the ultimate success of these carriers and enterprise customers; and

     o their ability to successfully market, sell and generate revenues from our products and services.

Our failure to successfully maintain these relationships or the failure of our customers to develop and sustain a market for our products and services would have a material adverse affect on our overall performance.


WE INSTITUTED A REALIGNMENT OF OUR INFRASTRUCTURE AND COST REDUCTION PROGRAM, WHICH MAY LIMIT OUR ABILITY TO EFFECTIVELY COMPETE IN THE FUTURE

In May 2002, we commenced an effort to realign our infrastructure and related overhead to correlate with reductions in projected revenue. As part of this effort, we closed our United Kingdom and Hong Kong sales offices and downsized domestic operations through staff and other cost reductions to a level sufficient to support our projected operations through the remainder of 2002. Personnel have been reduced from 66 in May to 44 in November 2002. The closure of our sales offices in the United Kingdom and Hong Kong and the overall reduction in staff may prevent us from effectively competing in markets overseas. Additionally, if the economy improves, our staff reductions may prevent us from fully exploiting opportunities in the United States. Our inability to compete and take advantage of opportunities may prevent us from generating sufficient revenues to support our operations.


THE MARKET FOR OUR BUSINESS IS IN THE DEVELOPMENT STAGE AND MAY NOT ACHIEVE THE GROWTH WE EXPECT

Online information and transactional services, as well as the convergence of wireless and Internet technologies, are developing markets. Our future growth and profitability will depend, in part, upon consumer acceptance of online information and transactional services in general and a significant expansion in the consumer market for the delivery of such services via mobile phones and other wireless devices. Even if these markets experience substantial growth, there can be no assurance that our products and services will be commercially successful or will benefit from such growth. Further, even if initially successful, any continued development and expansion of the market for our products and services will depend in part upon our ability to create and develop additional products and adjust existing products in accordance with changing consumer preferences, all at competitive prices. Our failure to develop new products and generate revenues could have a material adverse effect on our financial condition and operating results.

WE COMPETE AGAINST LARGER, WELL KNOWN COMPANIES WITH GREATER RESOURCES


The market for wireless data services is highly competitive and involves rapid innovation and technological change, shifting consumer preferences and frequent new product and service introductions. Most of our competitors and potential competitors have substantially greater financial, marketing and technical resources than we have. Increased competition in the market for our products and services could limit our ability to expand and materially and adversely affect our results from operations.

The principal competitive factors in both the Internet-based and wireless services industries include content, product features and quality, ease of use, access to distribution channels, brand recognition, reliability and price. We believe that potential new competitors, including large multimedia and information system companies, are increasing their focus on wireless data delivery. We face competition from numerous services delivered through the Internet to personal computers. Although in its infancy, the wireless arena also has its competitors, such as Semotus Solutions, Inc., I3 Mobile, Inc., Aether Systems, Inc., 724 Solutions, Inc., Everypath, and Infospace. We expect competition to increase from existing competitors and from new competitors, including telecommunications companies.


The market data and other content provided in our products is generally licensed through non-exclusive content distribution agreements. While we are not dependent on any single content provider, existing and potential competitors may enter into agreements with these and other such providers and thereby acquire the ability to deliver online information substantially similar to those provided by us.

WE ARE HIGHLY DEPENDENT ON OUR EXECUTIVE OFFICERS AND SEVERAL TECHNICAL EMPLOYEES, THE LOSS OF ANY OF WHOM COULD HAVE AN ADVERSE IMPACT ON OUR FUTURE OPERATIONS

We believe that, due to the rapid pace of innovation within our industry, factors such as the technological and creative skills of our personnel are more important in establishing and maintaining a leadership position within the industry than legal protections of our technology. We are dependent on our ability to recruit, retain and motivate high quality personnel. However, competition for such personnel is intense and the inability to attract and retain additional qualified employees or the loss of current key employees could materially and adversely affect our business, operating results and financial condition. We maintain and are the sole beneficiary of a key-person life insurance policy on the life of (1) Mr. Sebastian E. Cassetta, our Chief Executive Officer, in the amount of $1,000,000 and (2) Mr. Mario F. Rossi, our Executive Vice President of Technology, in the amount of $500,000. The loss of the services of either Mr. Cassetta or Mr. Rossi would have a material adverse effect upon our business, financial condition and results of operations.

PROVISIONS IN OUR CHARTER MAY MAKE IT MORE DIFFICULT FOR A PERSON TO ACQUIRE US AT A PREMIUM TO OUR CURRENT MARKET VALUE


Our charter restricts the ability of our stockholders to call a stockholders' meeting and provides that our stockholders may not act by written consent. Additionally, our Board of Directors is divided into three classes with each class being elected by our stockholders in different years. Our charter restricts the ability of our stockholders to change the number of directors and classes of our Board of Directors. These provisions may have the effect of deterring or delaying certain transactions involving an actual or potential change in control of SmartServ, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices, and may limit the ability of our stockholders to approve transactions that they may deem to be in their best interests.


YOUR OWNERSHIP INTEREST, VOTING POWER AND THE MARKET PRICE OF OUR COMMON STOCK MAY DECREASE BECAUSE WE HAVE ISSUED, AND MAY CONTINUE TO ISSUE, A SUBSTANTIAL NUMBER OF SECURITIES CONVERTIBLE OR EXERCISABLE INTO OUR COMMON STOCK


We have issued common stock, options, warrants and convertible notes to purchase our common stock, and in the future we may issue additional shares of common stock, options, warrants, preferred stock or other securities exercisable for or convertible into our common stock. At November 21, 2002, there were $392,000 of our prepaid warrants outstanding that were then convertible into 470,701 shares of our common stock. Additionally, we have issued convertible debt and warrants to investors and consultants and granted options to employees for the purchase of 6,362,893 shares of our common stock. Except for 1,250,000 shares subject to employee stock options, substantially all of such shares have been registered for resale under the Securities Act. Additional shares are available for sale under Rule 144 of the Securities Act. Sales of these shares or the market's perception that sales could occur may cause the market price of our common stock to fall and may make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate or to use equity securities as consideration for future acquisitions.

IN THE PAST WE HAVE RELIED UPON DEBT AND EQUITY FINANCING TO SUSTAIN OUR OPERATIONS AND MAY CONTINUE TO DO SO IN THE NEAR FUTURE

Although SmartServ raised capital from investors pursuant to the transaction described in the Selling Stockholder section of this prospectus (page 11), such funds will not support SmartServ's operations for an extended period of time. In the past we have relied upon debt and equity financing to sustain our operations. Although we are currently attempting to sell SmartServ securities to support our operations, the current economic climate, as well as our current operating and financial condition, makes it difficult to locate purchasers. If we are unable to sell a sufficient number of SmartServ securities, we may be unable to sustain our operations for an extended period of time. Even if there are potential investors currently willing to purchase our securities, we will need additional investment in the future. We can give no assurance that we will be able to raise sufficient capital now or in the future through the sale of SmartServ securities to support our operations.


WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS


SmartServ has designed and developed its own "device agnostic" information platform, made up of its patent-pending W2W MiddlewareTM and its content and processing engines. This platform is comprised of the W2W MiddlewareTM, based on the Windows NT operating system and the authorization, quote, news and transaction engines, based on Hewlett-Packard Company's Unix operating system and Oracle Corp.'s version 9i parallel server database. This platform supports a wide array of browsers and client side environments operating on wireless and wired networks.

SmartServ relies upon a combination of contract provisions, trade secret, patent, trademark and copyright laws to protect its proprietary rights. SmartServ licenses its products and related services under agreements that contain terms and conditions prohibiting the unauthorized use or reproduction of those products and services. Although SmartServ intends to protect its rights vigorously, there can be no assurance that any of the foregoing measures will be successful.

We believe that our registered marks "SmartServ Online", "SmartServ" and "MobileMarkets" have significant value and are important to the marketing of our services. There can be no absolute assurance, however, that our marks do not or will not violate the proprietary rights of others, that our marks would be upheld if challenged or that we would not be prevented from using our marks, any of which could have an adverse effect on us. In addition, there can be no assurance that we will have the financial resources necessary to enforce or defend our marks.

     SmartServ believes that none of its products, services, trademarks or other proprietary rights infringe on the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against us with respect to current features, content or services or that any such assertion may not require us to enter into royalty arrangements or result in litigation.

WE ARE INVOLVED IN SEVERAL PENDING LEGAL PROCEEDINGS WHICH, IF RESOLVED AGAINST US, COULD CAUSE DILUTION TO OUR STOCKHOLDERS AND HAVE A MATERIAL NEGATIVE IMPACT ON OUR OPERATIONS


On or about June 4, 1999, Michael Fishman, our former Vice President of Sales, commenced an action against us, Sebastian E. Cassetta (our Chairman of the Board and Chief Executive Officer), Steven Francesco (our former President) and four others in the Connecticut Superior Court for the Judicial District of Stamford/Norwalk at Stamford alleging breach of his employment contract, breach of duty of good faith and fair dealing, fraudulent misrepresentation, negligent misrepresentation, intentional misrepresentation and failure to pay wages. The defendants have answered the complaint and filed counterclaims for fraudulent inducement and breach of contract. The fraud and misrepresentation claims have been dismissed. The parties have filed motions for summary judgment that will be subject to oral argument in December 2002. Although we are vigorously defending this action, there can be no assurance that we will be successful. The unfavorable outcome of such action could have a material adverse effect on our results of operations, financial condition and cash flows.

On or about February 29, 2000, Commonwealth Associates, L.P. ("Commonwealth") filed a complaint against us in the Supreme Court of the State of New York, County of New York. The complaint alleges that on or about August 19, 1999, Commonwealth and SmartServ entered into an engagement letter pursuant to which Commonwealth was to provide financial advisory and investment banking services to SmartServ in connection with a possible combination between SmartServ and Data Link Systems Corporation. The engagement letter provided for a nonrefundable fee of $15,000 payable in cash or common stock at SmartServ's option. The complaint alleges that SmartServ elected to pay the fee in stock and seeks 13,333 shares of common stock or at least $1,770,000 together with interest and costs. We have denied the material allegations of the complaint, including the allegation that we elected to pay in stock. A trial was held in New York Supreme Court on November 7 and 8, 2002. The parties have until December 16, 2002 to file post-trial pleadings and a decision is expected soon thereafter. Although we are vigorously defending this action, there can be no assurance that we will be successful. The unfavorable outcome of such action could have a material adverse effect on our results of operations, financial condition and cash flows.



              SPECIAL INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

         Some of the statements in this prospectus or in the documents we incorporate by reference are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors." The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements or publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect future events or developments.

                                   THE COMPANY


     SmartServ commenced operations on August 20, 1993, and had its initial public offering on March 21, 1996. SmartServ offers wireless applications, development and hosting services that allow enterprises, wireless carriers and financial services firms to deliver content to their work forces and customers. SmartServ's products deliver proprietary information, as well as delayed and real-time financial market data, business and financial news, national weather reports and other business and entertainment information in a user-friendly manner.

     SmartServ delivers mobile data solutions designed to generate additional revenue, increase operating efficiency, and extend brand awareness for wireless carriers, enterprises and content providers. SmartServ offers standard and custom-built applications designed for a vast array of wireless platforms and devices. Our applications can be delivered via Java(TM) 2 Platform, Micro
Edition, QUALCOMM's Binary Runtime Environment for Wireless(TM) architecture, WAP and SMS, as well as RIM Blackberry and Pocket PC devices.

     SmartServ's plan of operation focuses on licensing our applications and related services to wireless carriers and financial services firms. For wireless carriers, SmartServ delivers data and branded content that can increase wireless data revenue and customer retention. For financial services firms, we offer solutions that can increase productivity and customer retention through the mobile delivery of proprietary data, as well as market data and other useful content. Management believes that SmartServ's primary source of revenues will be derived from revenue-share licensing contracts with its wireless carrier and financial services customers.

     Currently SmartServ's customer and distribution relationships exist across a network of wireless carriers, strategic partners and a major financial institution, including Verizon Wireless, AT&T Wireless, Nextel, Motorola, U.S. Cellular, QUALCOMM, TELUS Mobility and Salomon Smith Barney. SmartServ also offers content branded by Forbes.com, BusinessWeek Online, Dow Jones, The Wall Street Journal Online, and S&P Comstock.


                               RECENT DEVELOPMENTS

     In May 2002, SmartServ commenced an effort to realign its infrastructure and related overhead. As part of this effort, SmartServ closed its United Kingdom and Hong Kong sales offices and downsized domestic operations through staff and other cost reductions to a level sufficient to support our projected operations through the remainder of 2002. Personnel have been reduced from 66 in May 2002 to 44 in November 2002.



                                 USE OF PROCEEDS


     Each selling stockholder is selling all of the shares covered by this prospectus for his, her or its own account. Accordingly, we will not receive any proceeds from the resale of the shares. We will, however, receive $2,354,857 if all of the warrants for the underlying shares of common stock being registered are exercised. We expect to use these proceeds, if any, for general corporate purposes.

                              SELLING STOCKHOLDERS


     SmartServ issued the common stock and the warrants to purchase common stock that are covered by this prospectus to the selling stockholders (i) pursuant to a private placement on September 9, 2002, (ii) as a finder's fee to certain persons for finding investors for the September 9, 2002 private placement, and
(iii) pursuant to a Settlement and Amendment Agreement with Hewlett-Packard Company, dated September 6, 2002, (iv) pursuant to a consulting agreement with Steven B. Rosner, dated December 4, 2002, (v) shares issuable pursuant to a Securities Purchase Agreement dated May 12, 2000 with TecCapital, and (vi) to settle obligations owed by the Company.

     The September 9, 2002 private placement was consummated pursuant to a stock purchase agreement dated September 9, 2002 between SmartServ and all the selling stockholders except John Bishara, JSB Associates, W. Stephen P. Harrington Trust, Shannon M. Harrington Trust, Tara J. Harrington Trust, David A. Rosner, Lauren P. Rosner, Hewlett-Packard Company, Joseph Genzardi, Joseph Ricuppero and Alpine Capital Partners, Inc. Pursuant to the stock purchase agreement, the selling stockholders purchased 3,884,209 shares of common stock and warrants to purchase 1,942,109 shares of SmartServ common stock. The warrants are exercisable at $.85 per share and expire on September 5, 2007. The total purchase price for the shares and warrants was $3,544,346. The purchase price was based upon the price of SmartServ's common stock on August 16, 2002, the day term sheets were signed with most of the investors. If all the warrants are exercised, SmartServ will receive an additional $1,650,793. SmartServ agreed to pay finders' fees consisting of $249,050, an expense allowance of $25,000, and warrants to purchase 438,046 shares of SmartServ common stock to Steven B. Rosner, America First Associates Corp., Alpine Capital Partners, Inc., John Bishara and JSB Associates. SmartServ also agreed to pay fees of up to $16,500, plus reasonable expenses, to the law firm representing certain of the selling stockholders. The finders' warrants are exercisable at $.85 per share and expire on September 5, 2007. If all the finders' warrants are exercised, SmartServ will receive $372,339.


     The registration rights agreement, dated September 9, 2002, entered into by SmartServ and the selling stockholders who are parties thereto, provided that SmartServ was required to prepare and deliver to the selling stockholders a registration statement registering the shares offered for resale in this prospectus within seven days of the closing of the transaction indicated in the above paragraph. In addition, SmartServ is required to have the registration statement, of which this prospectus is a part, declared effective within 60 days of the filing of the registration statement with the SEC. SmartServ will bear all fees relating to the filing of the registration statement.


     The Settlement and Amendment Agreement with Hewlett-Packard Company provided that, as partial consideration for Hewlett-Packard Company agreeing to amend SmartServ's obligations to Hewlett-Packard Company, Hewlett-Packard Company would receive warrants to purchase 50,000 shares of SmartServ common stock. The Hewlett-Packard Company warrants are exercisable at $1.166 per share and expire on September 5, 2005. If all these warrants are exercised, SmartServ will receive $58,300.

     In connection with Steven B. Rosner's consulting Agreement, SmartServ issued warrants to purchase 250,000 shares of SmartServ common stock to Mr. Rosner, exercisable at $1.28 per share. Such warrants expire on December 4, 2005. If all these warrants are exercised, SmartServ will receive $320,000.

     SmartServ issued 252,824 shares of SmartServ common stock to TecCapital, Ltd. pursuant to certain anti-dilution provisions contained in a Stock Purchase Agreement, dated May 12, 2000, between Smartserv and TecCapital, Ltd.

     SmartServ issued a warrant to purchase up to 7,500 shares of Smartserv common stock to Brian Meek as part of its severance obligation to him. The warrant is exercisable at $1.75 per share and expires on July 31, 2005. If all these warrants are exercised, SmartServ will receive $13,125.

     SmartServ issued an aggregate of 198,000 shares of its common stock to Pertti Johannson, Kate Quinn, G.S. Schwartz & Company, Inc., Vox, Inc., Creative Management Services, d/b/a MC2 and NexVue Information Systems, in satisfaction of its obligations to each of them for services provided to SmartServ.


     America First Associates Corp., which received warrants to purchase 5,170 shares of SmartServ common stock as part of its finder's fee, distributed the warrants to Joseph Genzardi and Joseph Ricuppero, the controlling persons of America First Associates Corp. Steven B. Rosner, who received warrants to purchase 186,370 shares of SmartServ common stock as part of his finder's fee, gifted warrants to purchase 75,000 shares of SmartServ common stock to W. Stephen P. Harrington Trust, Shannon M. Harrington Trust, Tara J. Harrington Trust, David A. Rosner and Lauren P. Rosner.

     The following table sets forth the names of the selling stockholders, the number of shares of common stock beneficially owned by the selling stockholders as of September 18, 2002, the number of shares of common stock being offered by the selling stockholders, the number of shares of common stock underlying warrants being offered by the selling stockholders, the number of shares of common stock each selling stockholder will beneficially own if the stockholder sells all of the shares being registered and the selling stockholder's percentage ownership of SmartServ common stock if all the shares in the offering are sold. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately under this prospectus. All information with respect to share ownership has been furnished by the selling stockholders. Because the selling stockholders may sell all or part of their shares, no estimates can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of any offering made hereby.


     None of the selling stockholders have and, within the past three years have not had, any position, office or other material relationship with us or any of our predecessors or affiliates, except that (i) Steven Rosner has been and is currently a greater than 5% beneficial owner of SmartServ common stock and is a consultant to SmartServ, (ii) Joseph Genzardi and Joseph Ricuppero are principals of America First Associates Corp., which acted as an underwriter for SmartServ in a January 2000 private placement and signed a finder's agreement with SmartServ on May 14, 2002, (iii) Jeffrey Braile (the controlling person of JSB Associates) signed a consulting agreement with SmartServ on February 12, 2002, and (iv) Alpine Capital Partners, Inc. signed a finder's agreement with SmartServ on July 31, 2002.

                                                                                                            Percent of
                                              Shares of      Shares of                     Beneficial       Class Owned
                                             Common Stock     Common        Warrant     Ownership After   After Offering
                                             Beneficially      Stock      Shares to be   Offering if All    if All Shares
           Selling Stockholders                 Owned       to be Sold       Sold       Shares are Sold      are Sold
---------------------------------------      ------------   ----------    ------------  ----------------  ---------------
Ira M. Lubert                                   493,151        328,767        164,384             0               0
Jonathan Lubert Trust (1)                       164,384        109,589         54,795             0               0
Kristine Lubert Trust (2)                       164,384        109,589         54,795             0               0


                                     - 12 -


                                                                                                            Percent of
                                              Shares of      Shares of                     Beneficial       Class Owned
                                             Common Stock     Common        Warrant     Ownership After   After Offering
                                             Beneficially      Stock      Shares to be   Offering if All    if All Shares
           Selling Stockholders                 Owned       to be Sold       Sold       Shares are Sold      are Sold
---------------------------------------      ------------   ----------    ------------  ----------------  ---------------
Steven B. Rosner(3)                           1,150,656        273,972        553,151       498,533           4.16%
SPH Investments (4)                             410,958        273,972        136,986             0               0
Robert F. Gorman                                657,534        438,356        219,178             0               0
A and R Investments L.L.C. (5)                  164,384        109,589         54,795             0               0
Daniel A. Gooze                                 328,767        219,178        109,589             0               0
S & H Management, Inc. (6)                      410,958        273,972        136,986             0               0
Mark Todd                                       246,575        164,383         82,192             0               0
John A. Moore                                    83,835         55,890         27,945             0               0
Barry M. Ray                                     82,191         54,794         27,397             0               0
Crestview Capital Offshore (7)                   32,877         21,918         10,959             0               0
Crestview Capital Fund II, LP (8)               394,521        263,014        131,507             0               0
Crestview Capital Fund, LP (9)                  394,521        263,014        131,507             0               0
Robert H. Rosner IRA (10)                       164,384        109,589         54,795             0               0
Frazier Investments (11)                        493,151        328,767        164,384             0               0
Joel Rotter                                     328,767        219,178        109,589             0               0
Steven H. Erlbaum                               164,384        109,589         54,795             0               0
Erlbaum Investments, L.P. (12)                  164,384        109,589         54,795             0               0
Stanley Yau-Hok Chan                             41,250         27,500         13,750             0               0
David N. Lewis                                   30,000         20,000         10,000             0               0
Joseph Genzardi (13)                             10,725              0          2,585         8,140               *
Joseph Ricuppero (13)                            10,725              0          2,585         8,140               *
Alpine Capital Partners, Inc.(14)                76,712              0         76,712             0               0
John Bishara                                     65,000              0         65,000             0               0
JSB Associates (15)                              50,000              0         50,000             0               0
W. Stephen P. Harrington Trust (16)               8,000              0          8,000             0               0
Shannon M. Harrington Trust (17)                  9,000              0          9,000             0               0
Tara J. Harrington Trust (18)                     8,000              0          8,000             0               0
David A. Rosner                                  25,000              0         25,000             0               0
Lauren P. Rosner                                 25,000              0         25,000             0               0
Hewlett-Packard Company (19)                     50,000              0         50,000             0               0
Brian Meek                                        7,500              0          7,500             0               0
Pertti Johannson                                 15,000         15,000              0             0               0
Kate Quinn                                       18,500         18,500              0             0               0
G.S. Schwartz & Company, Inc. (20)               34,000         34,000              0             0               0
Vox, Inc. (21)                                   82,500         82,500              0             0               0
Creative Management Services, d/b/a MC2(22)      17,000         17,000              0             0               0
NexVue Information Systems (23)                  31,000         31,000              0             0               0
TecCapital Inc. (24)                            555,854        252,824              0       303,030           2.53%
Total                                       --------------  -----------  -------------  ----------------  ---------------
                                              7,665,532      4,335,033      2,687,656       817,843           6.83%

---------------
*    Less than 1%.
1. We have been advised by the selling stockholder that its trustees are Howard Lubert, Jonathan Lubert and Dean Adler.
2. We have been advised by the selling stockholder that its trustees are Howard Lubert, Jonathan Lubert and Dean Adler.
3. Of the warrants to purchase 250,000 shares of SmartServ common stock that Steven B. Rosner received pursuant to his consulting agreement with smartServ, Mr. Rosner does not beneficially own warrants to purchase 175,000 shares of SmartServ common stock because such warrants become exercisable on December 4, 2003. The 175,000 shares of SmartServ common stock issuable upon exercise of warrants that are not currently exercisable are, however, being registered under the caption Warrant Shares to be Sold.
4. We have been advised by the selling stockholder that its controlling person is Stephen P. Harrington.

5. We have been advised by the selling stockholder that its controlling person is Robert Gorman.
6. We have been advised by the selling stockholder that its controlling person is Sherwin Ray.
7. We have been advised by the selling stockholder that its controlling persons are Richard Levy and Stewart Flink.
8. We have been advised by the selling stockholder that its controlling persons are Richard Levy and Stewart Flink.
9. We have been advised by the selling stockholder that its controlling persons are Richard Levy and Stewart Flink.
10. We have been advised by the selling stockholder that its controlling person is Robert Rosner.
11. We have been advised by the selling stockholder that its controlling person is Rina Rollhaus.
12. We have been advised by the selling stockholder that its general partner is DMJ LLC and that DMJ LLC is controlled by Jon Erlbaum, Marc Erlbaum and Daniel Erlbaum.
13. Shares of common stock beneficially owned includes 3,140 shares of SmartServ common stock owned by America First Associates Corp. America First Associates Corp. is a registered broker-dealer.
14. We have been advised by the selling stockholder that its controlling person is Evan J. Bines.
15. We have been advised by the selling stockholder that its controlling person is Jeffrey Braile.
16.  We have been advised by the selling stockholder that its trustee is Stephen
     P. Harrington.
17.  We have been advised by the selling stockholder that its trustee is Stephen
     P. Harrington.
18.  We have been advised by the selling stockholder that its trustee is Stephen
     P. Harrington.
19.  Hewlett-Packard Company is a publicly traded corporation.
20. We have been advised by the selling stockholder that its controlling person is Gerald S. Schwartz.
21. We have been advised by the selling stockholder that its controlling person is Donald Bigda.
22. We have been advised by the selling stockholder that its controlling person is David Gordon.
23. We have been advised by the selling stockholder that its controlling person is Daniel Schwartz.
24. We have been advised by the selling stockholder that its controlling persons are Sir David Barclay and Sir Frederick Barclay.



                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     o an exchange distribution in accordance with the rules of the applicable exchange;
     o    privately negotiated transactions;
     o    short sales;
     o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
     o    a combination of any such methods of sale; and
     o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

     The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. SmartServ will file a supplement to this prospectus after it has received notice from a selling stockholder that a donee or pledgee of such selling stockholder intends to sell more than 500 shares of SmartServ common stock.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.


     SmartServ is required to pay all fees and expenses incident to the registration of the shares. SmartServ has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933. SmartServ has paid a finder's fee to (i) Steven B. Rosner, consisting of $157,500 and warrants to purchase 241,165 shares of SmartServ common stock, (ii) America First Associates Corp. consisting of $7,548 and warrants to purchase 5,170 shares of SmartServ common stock, (iii) Alpine Capital Partners, Inc., consisting of $49,000 and warrants to purchase 76,212 shares of SmartServ common stock, (iv) John Bishara, consisting of warrants to purchase 65,000 shares of SmartServ common stock, and (v) JSB Associates, consisting of $35,000 and warrants to purchase 50,000 shares of SmartServ common stock. Steven B. Rosner has been and is currently a greater than 5% beneficial owner of SmartServ common stock and serves as a consultant to SmartServ, America First Associates Corp. acted as an underwriter for SmartServ in a January 2000 private placement and signed a finder's agreement with SmartServ on May 14, 2002, Jeffrey Braile (the controlling person of JSB Associates) signed a consulting agreement with SmartServ on February 12, 2002, and Alpine Capital Partners, Inc., signed a finder's agreement with SmartServ on July 31, 2002.


     With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the Delaware General Corporate Law ("DGCL") enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for violations of the director's fiduciary duty, except:

     o for any breach of a director's duty of loyalty to the corporation or its stockholders,

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     o    pursuant  to  Section  174 of the DGCL  (providing  for  liability  of
          directors  for  unlawful   payment  of  dividends  or  unlawful  stock
          purchases or redemptions), or

     o for any transaction from which a director derived an improper personal benefit.

     The Amended and Restated Certificate of Incorporation of SmartServ provides for the elimination of the liability of directors to the extent permitted by the DGCL.

     Section 145 of the DGCL provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. SmartServ's by-laws entitle officers and directors of SmartServ to indemnification to the fullest extent permitted by the DGCL.

     SmartServ has agreed to indemnify each of its directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. In addition, SmartServ maintains an insurance policy with respect to potential liabilities of its directors and officers, including potential liabilities under the Securities Act of 1933.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of SmartServ pursuant to the provisions described above, or otherwise, SmartServ has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SmartServ of expenses incurred or paid by a director, officer or controlling person of SmartServ in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, SmartServ will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

     We have filed with the SEC a registration statement on Form S-3 to register shares of our common stock. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits filed as part of that registration statement. You can review and copy the registration statement and its exhibits at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits, is also available on the SEC's web site.

     This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filing we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:


     o Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002 filed with the SEC on November 18, 2002

     o Current Report on Form 8-K dated September 9, 2002 filed with the SEC on September 13, 2002
     o Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002 filed with the SEC on August 14, 2002
     o Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002 filed with the SEC on May 17, 2002
     o Amended Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2001 filed with the SEC on April 30, 2002
     o Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 filed with the SEC on April 16, 2002
     o The description of SmartServ's common stock contained in Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 (333-34940) filed with the SEC on January 31, 2002

     You may request a copy of these filings, at no cost, by writing to us at our executive offices at One Station Place, Stamford, CT 06902, Attention:
Thomas W. Haller, or by calling us at (203) 353-5950.


                                  LEGAL MATTERS

     The validity of the shares of common stock offered in this prospectus has been passed upon for us by Jenkens & Gilchrist Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174. Its telephone number is (212) 704-6000.

                                     EXPERTS


     The consolidated financial statements of SmartServ Online, Inc. appearing in SmartServ Online, Inc.'s Annual Report (Form 10-KSB) for the year ended December 31, 2001 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about SmartServ's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

======================================================       ======================================================




                                                                             SMARTSERV ONLINE, INC.





                                                                               7,022,689 SHARES OF
                                                                                  COMMON STOCK





     WE HAVE NOT AUTHORIZED ANY DEALER,  SALESPERSON
OR ANY OTHER  PERSON TO GIVE ANY  INFORMATION  OR TO
REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS.
YOU MUST NOT RELY ON ANY  UNAUTHORIZED  INFORMATION.
THIS  PROSPECTUS  DOES NOT  OFFER TO SELL OR BUY ANY
SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE
INFORMATION  IN THIS  PROSPECTUS  IS  CURRENT  AS OF
DECEMBER 16, 2002



                                                                              --------------------

              __________________________                                            PROSPECTUS

                                                                              --------------------

              -------------------------














======================================================       ======================================================


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses which we will pay in connection with the issuance and distribution of the securities being registered on this registration statement. The selling stockholders will not incur any of the expenses set forth below. All amounts shown are estimates.


       Filing fee for registration statement ....................  $     882.49
       Legal fees and expenses  .................................  $  20,000.00
       Accounting expenses.......................................  $  10,000.00
       Miscellaneous.............................................  $     117.51
                                                                    -----------
       Total.....................................................  $  31,000.00



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Incorporated by reference to the Company's Registration Statement on Form S-3 filed September 30, 2002 (Registration Number 333-100193), under "Item 15. Indemnification of Directors and Officers" on page II-1.



ITEM 16.  EXHIBITS.

EXHIBIT        DESCRIPTION
-------        -----------


4.1       Specimen Certificate of SmartServ's Common Stock*
4.2 Stock Purchase Agreement dated as of September 9, 2002 among SmartServ the investors listed on schedule A (the "Investors") thereto**
4.3       Form of Warrant issued to the Investors**
4.4 Registration Rights Agreement dated as of September 9, 2002 among SmartServ and the Investors**
4.5       Form of Warrant issued to Brian Meek
4.6 Stock Purchase Agreement, dated May 12, 2000, between SmartServ Online, Inc., TecCapital, Ltd., the Abernathy Group and Conseco Equity Fund***
5         Opinion of Jenkens & Gilchrist Parker Chapin LLP****
10        Consulting Agreement between SmartServ and Stephen B. Rosner
23.1      Consent of Ernst & Young LLP
23.2      Consent of Jenkens & Gilchrist  Parker Chapin LLP (included in Exhibit
          5)****
24        Power of Attorney*****

-------------
* Filed as an exhibit to the Company's registration statement on Form SB-2 (Registration Number 333-114)
** Filed as an exhibit to the Company's Current Report on Form 8-K dated September 9, 2002.
*** Filed as an exhibit to the Company's registration statement on Form SB-2 (Registration Number 333-43258)
****      To be filed by amendment
*****     Previously filed

ITEM 17.  UNDERTAKINGS.


     Incorporated by reference to the Company's Registration Statement on Form S-3 filed September 30, 2002 (Registration Number 333-100193), under "Item 17. Undertakings" on page II-2.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut on December 13, 2002.


                                SmartServ Online, Inc.


                                By: /s/ Thomas W. Haller
                                    ----------------------------------
                                     Thomas W. Haller
                                     Senior Vice President and Chief Financial
                                     Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

         Signature                        Title                          Date
         ---------                        -----                          ----

/s/ SEBASTIAN E. CASSETTA*       Chairman of the Board,        December 13, 2002
------------------------------   Chief Executive Officer,
Sebastian E. Cassetta            and Director


/s/ THOMAS W. HALLER             Senior Vice President and     December 13, 2002
------------------------------   Chief Financial Officer
Thomas W. Haller                 (Chief Financial and
                                 Accounting Officer)


/s/ MARIO F. ROSSI*              Executive Vice President,     December 13, 2002
------------------------------   Chief Technology Officer
Mario F. Rossi                   and Director


/s/ STEPHEN LAWLER*              Director                      December 13, 2002
------------------------------
Stephen Lawler


/s/ L. SCOTT PERRY*              Director                      December 13, 2002
------------------------------
L. Scott Perry


/s/ ROBERT H. STEELE*            Director                      December 13, 2002
------------------------------
Robert H. Steele

/s/ CATHERINE CASSEL TALMADGE*    Director                     December 13, 2002
------------------------------
    Catherine Cassel Talmadge


/s/ CHARLES R. WOOD*              Director                     December 13, 2002
------------------------------
    Charles R. Wood


*BY:  /s/ THOMAS W. HALLER
      ------------------------
      Thomas W. Haller as
      Attorney-in-Fact

                                  EXHIBIT INDEX


EXHIBIT        DESCRIPTION
-------        -----------


4.1       Specimen Certificate of SmartServ's Common Stock*
4.2 Stock Purchase Agreement dated as of September 9, 2002 among SmartServ the investors listed on schedule A (the "Investors") thereto**
4.3       Form of Warrant issued to the Investors**
4.4 Registration Rights Agreement dated as of September 9, 2002 among SmartServ and the Investors**
4.5       Form of Warrant issued to Brian Meek
4.6 Stock Purchase Agreement, dated May 12, 2000, between SmartServ Online, Inc., TecCapital, Ltd., the Abernathy Group and Conseco Equity Fund***
5         Opinion of Jenkens & Gilchrist Parker Chapin LLP****
10        Consulting Agreement between SmartServ and Stephen B. Rosner
23.1      Consent of Ernst & Young LLP
23.2      Consent of Jenkens & Gilchrist  Parker Chapin LLP (included in Exhibit
          5)****
24        Power of Attorney*****

-------------
* Filed as an exhibit to the Company's registration statement on Form SB-2 (Registration Number 333-114)
** Filed as an exhibit to the Company's Current Report on Form 8-K dated September 9, 2002.
*** Filed as an exhibit to the Company's registration statement on Form SB-2 (Registration Number 333-43258)
****      To be filed by amendment
*****     Previously filed







                                       E-1